PURCHASE AND SALE AGREEMENT

Eternal Energy Corp., with an address at 2549 West Main Street, Suite 202, Littleton, Colorado 80120 ("Seller"), and Rover Resources, Inc., with an address at Suite 302, 1620 West 8th Avenue, Vancouver, British Columbia V6J 1V4 ("Buyer"), enter into this Purchase and Sale Agreement ("Agreement") in consideration of Seller's agreement to sell, and Buyer's agreement to buy, the assets described in this Agreement pursuant to the terms and conditions hereinafter provided:

1.           Assets to be Purchased:  100% of Seller's right, title, estate and interest in and to: (a) its 10% working interest in the oil and gas leases described in Schedule "A" ("Leases") together with 100% of Seller's 10% working interest in the oil, gas and other minerals in place, all rights in production therefrom and all contract rights derived from associated agreements; and (b) all agreements, permits, licences, documents of title, data, logs, reports, interpretations, evaluations, files and all other property, assets and rights of every nature and kind in any way relating to the Leases ("Associated Interests").  Seller's interest in the aforesaid Leases and Associated Interests is hereafter collectively referred to as the "Assets".

2.           Purchase Price:  Buyer will pay to Seller by wire transfer a total of U.S. $1,000,000 as the purchase price for the Assets ("Purchase Price") to a U.S. bank of Seller's choosing at the closing of the sale ("Closing").

3.           Effective Date:  The effective date of the sale of the Assets will be April 1, 2010 ("Effective Date").  The parties acknowledge and agree that, upon Closing, Buyer will assume and be responsible for 100% of all expenses and obligations payable or owing in respect of the Assets subsequent to the Effective Date but there will be no adjustment or accrual with respect to any expenses and obligations paid or incurred by Seller prior to the Effective Date.

4.           Closing:  Closing of the purchase of the Assets shall take place on the Closing Date (as defined below) in Buyer's Vancouver offices concurrent with, and subject to, the closing of the Royalty Sale as hereafter defined.  Seller shall provide Buyer with an industry standard assignment in respect of its interest in the Leases, along with the original recorded Leases and a bill of sale if required, at Closing and shall deliver to Buyer all of its lease and agreement files and other records pertaining to the Assets as soon as commercially reasonable following Closing. Each party shall also deliver such further documentation as the other party may reasonably request to complete the transactions contemplated hereby including, without limitation, officer's certificates in respect of each party's representations and warranties and the Termination Agreement described in Section 29 hereof. All documentation delivered at Closing shall be in form and substance satisfactory to the parties, acting reasonably.  The closing date for the completion of these transactions shall be the later of the following:  (a) April 7, 2010; and (b) the third business day following the date upon which the parties have received regulatory approval for the transactions as contemplated in the Royalty Sale (as defined below) (the "Closing Date").

5.           Pre-Closing Operations:  From and after the date of this Agreement and through to and including the Closing Date, Seller shall maintain the Assets in the ordinary course of business, consistent with past practice and applicable law, and shall perform and comply with Seller's obligations under the Leases and all other agreements affecting the Assets and shall not, without Buyer's prior written consent, commence or consent to any operation in respect of the Assets, remove or dispose of any Assets, amend any Lease or other agreement affecting the Assets or grant any security interest in respect of the Assets.

6.           Review Period:  Seller agrees that Buyer shall have until March 31, 2010 to conduct a search of the applicable records of Divide County, North Dakota and any records in Seller's possession for the purpose of confirming Seller's title to its interest in the Assets ("Review Period").  On or before the end of the Review Period, Buyer shall advise Seller in writing if in Buyer's sole opinion, acting reasonably, Seller's title to such interests is sufficient and that it wishes to proceed with the subject purchase and sale.  Failure to provide Seller with such a notice prior to the expiration of the Review Period will be deemed to be an irrevocable election by Buyer to proceed.

7.           Liability:

7.1
Seller:  Before and after Closing, Seller shall remain liable for all liabilities and obligations in respect of the Assets existing or that arise out of events occurring prior to the Effective Date and Seller shall discharge and satisfy such liabilities and obligations and indemnify Buyer from and against any and all losses, damages, expenses (including reasonable legal and other professional fees), liabilities (whether accrued, actual, contingent, latent or otherwise), judgments, penalties, fines, claims, lawsuits, causes of action, proceedings, investigations and demands or other obligations of whatever nature or kind and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing ("Claims") associated therewith.

7.2
Buyer:  Upon Closing, Buyer shall assume 100% of all liabilities and obligations in respect of the Assets, including those arising under the Leases or any other agreements listed in Schedule "A", arising or that arise out of events occurring after the Effective Date and Buyer shall discharge and satisfy such liabilities and obligations and indemnify Seller from and against any and all Claims associated therewith.

7.3
Intervening Liabilities and Obligations:  Notwithstanding the foregoing, should any liability or obligation arise after the Effective Date but prior to Closing which would materially affect the value of the Assets, then Buyer shall have the option prior to Closing to terminate the proposed purchase and sale by giving Seller written notice.

8.           Representations of Seller:  Seller makes the following representations and warranties to Buyer, all of which shall be true and accurate in all material respects as of the Closing:

8.1	Organization and Standing: Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

8.2
Power and Authority:  Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations hereunder and this Agreement has been approved by all necessary corporate action on the part of Seller.  The consummation of this Agreement will not violate, nor be in conflict with, (a) any provision of the governing documents of Seller, (b) any agreements to which Seller is a party, or (c) any judgment, decree, ordinance, law, regulation or permit. In particular, the within sale and the proposed sale to Ryland Oil Corporation ("Ryland") of Seller's royalty interests in respect of Pebble Petroleum Inc.'s Saskatchewan properties (the "Royalty Sale") does not constitute a sale of substantially all of Seller's assets and, consequently, Seller does not require the approval of its shareholders to enter into this Agreement or to perform its obligations hereunder.

8.3
Enforceability:  This Agreement and all other agreements and instruments executed in accordance herewith shall constitute the valid and binding obligation of Seller enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to the general principles of equity.

8.4
Litigation:  To the best of Seller's knowledge, there is no claim, lawsuit, accident investigation, arbitration or administrative proceeding pending or threatened in any venue involving Seller or the Assets which would or might have an adverse effect on the Assets or the ability of Seller to consummate the transactions contemplated by this Agreement.

8.5	Material Agreements: All of the material agreements which relate to or otherwise affect the Assets are listed in Schedule "A".

8.6
Taxes Paid:  All taxes and assessments based upon or measured by the ownership of the Assets which have become due and payable prior to the Effective Date have been timely paid and any of the foregoing which need to be paid prior to Closing will likewise be timely paid.

8.7	Lease Burdens Paid: All rentals and other financial burdens arising under the Leases have been timely and properly paid and will continue to be timely and properly paid up to Closing.

8.8
Title:  To the best of Seller's knowledge, Seller is entitled to receive the working and net revenue interests ("Working Interests" and "Net Revenue Interests") set forth in Schedule "A".  Seller is entitled to receive not less than the Net Revenue Interests for hydrocarbons produced, saved and marketed from the Leases.  Seller's obligation to pay and bear costs and expenses in respect of the Leases is not greater than the Working Interests and the Working Interests and the Net Revenue Interests are not subject to reduction (by reference to payout of a well or otherwise) or to change to an interest of any other size or nature.

8.9
Validity of Leases:  Seller has not received any notices of default in respect of the Leases or any other agreements related to the Assets and, to the best of Seller's knowledge, the foregoing Leases and agreements are in full force and effect.

8.10
No Consents or Rights of First Refusal:  There are no consents required or rights of first refusal or similar rights triggered as a result of the contemplated sale of the Assets other than Buyer's consent as provided in the Existing JOA (as defined below).

8.11
Compliance with Laws:  To the best of Seller's knowledge, all laws, rules, regulations, ordinances and orders of all local, state and federal governmental bodies having jurisdiction over the Assets have been complied with.

8.12
No Proposals or Commitments:  To the best of the Seller's knowledge, no proposals or commitments exist that would obligate Buyer to make expenditures after the Effective Date other than routine expenses incurred in the normal operation of the Assets.

8.13
Environmental:  To the best of Seller's knowledge, no physical operations have been conducted to date in respect of the Assets and, consequently, there are no environmental violations or compliance orders affecting the Assets.

8.14
Contracts:  There are no gas contracts, gas balancing or similar arrangements, agreements for the transportation, processing or disposal of hydrocarbons, joint operating agreements (other than the existing joint operating agreement between Buyer and Seller in respect of the Leases dated for reference October 26, 2006 and referred to herein as  the "Existing JOA") or contract operating agreements affecting the Assets.

8.15
No Areas of Mutual Interest: None of the Leases is subject to an agreement which provides for an area of mutual interest other than the area of mutual interest reflected in the Existing JOA, the foregoing area of mutual interest to be terminated at Closing as contemplated by Section 28 hereof.

8.16	Full Disclosure: To the best of Seller's knowledge, none of the above representations and warranties fails to state a material fact necessary to make the statements contained therein not misleading.

9.           Representations of Buyer:  Buyer makes the following representations and warranties to Seller, all of which shall be true and accurate in all material respects as of the Closing:

9.1	Organization and Standing: Buyer is a corporation duly organized and validly existing under the laws of the State of Nevada and is authorized to conduct business in the State of North Dakota.

9.2
Power and Authority:  Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations hereunder and this Agreement has been approved by all necessary corporate action on the part of Buyer.  The consummation of this Agreement will not violate, nor be in conflict with, (a) any provision of the governing documents of Buyer, (b) any agreements to which Buyer is a party, or (c) any judgment, decree, ordinance, law, regulation or permit.

9.3
Enforceability:  This Agreement and all other agreements and instruments executed in accordance herewith shall constitute the valid and binding obligation of Buyer enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to the general principles of equity.

10.           Conditions of Closing:  In addition to any other conditions set out in this Agreement, the obligations of the parties to close the subject transactions shall be subject to satisfaction of the following conditions which may be waived by notice in writing:

10.1	Compliance with Agreement: Each party shall have delivered all documents required to be delivered by it and otherwise complied with the terms of this Agreement in all material respects.

10.2	Representations and Warranties: The representations and warranties of each party shall be true and accurate in all material respects on and as of Closing.

10.3	No Material Adverse Change: Prior to Closing, no material adverse change in the Assets or the business conducted in relation thereto shall have occurred, whether by casualty or otherwise.

10.4	Concurrent Closing of Royalty Sale: Ryland and Seller shall concurrently close the Royalty Sale.

11.           Casualty:  The risk of loss due to fire or other casualty or condemnation shall be with Seller at all times prior to the Effective Date and shall be borne 100% by Buyer thereafter. If any material portion of the Assets shall be damaged, destroyed or condemned prior to the Effective Date (or if condemnation is threatened), Seller and Buyer shall each have the right to terminate this Agreement at or prior to Closing without further obligation to the non-terminating party.

12.           Survival:  The representations and covenants of Buyer and Seller shall survive Closing for a period of 12 months and shall be deemed to apply to all agreements and instruments executed in accordance herewith, it being the express intention of the parties that there shall not be any merger of the aforesaid representations and covenants notwithstanding any rule of law, equity of statute to the contrary, all such rules being waived. Each of Buyer and Seller shall indemnify the other from and against all Claims arising within the aforesaid survival period which are occasioned by reason of a representation being untrue or inaccurate.

13.           No Consequential Damages: No party shall be liable to the other hereunder for indirect, consequential, special or punitive damages including, without limitation, loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity.

14.           Press Releases:  The parties each acknowledge that the other is a publicly traded entity and that each shall be required to issue a press release concerning this Agreement and the transactions contemplated hereunder.  Nothing herein shall prevent a party from furnishing any information to any governmental agency or regulatory authority or to the public insofar and to the extent such disclosure is required by applicable law (including, without limitation, securities laws or the rules or regulations of any stock exchange applicable to such party), provided that a party which proposes to make such a public disclosure shall, to the extent reasonably possible, provide the other party with a draft of such statement in sufficient time prior to its release to enable such other party to review such draft and advise the disclosing party of any comments it may have with respect thereto.

15.           Amendment:  This Agreement may only be amended by a formal written instrument executed by proper signing officers for the parties.

16.           Waiver:  The parties acknowledge and agree that any waiver of the provisions of this Agreement shall only be binding upon the waiving party if evidenced in writing and signed on behalf of the waiving party; any such waiver shall apply only to the particular breach, default, obligation or provision specifically identified and waived and not to any other breaches, defaults, obligations or provisions, whether or not similar; any such waiver shall not constitute a continuing waiver unless expressly stated; and any delay or omission on the part of a party in exercising any right or power under this Agreement shall not impair the ability of such party to exercise such right or power or be considered to be a waiver of, or acquiescence to, any breach or default.

17.           Notices:  Any notices which may be required to be given under the terms of this Agreement shall be in writing and shall be considered duly delivered if personally delivered or sent by facsimile to the addresses of the parties as set out below:

If to Buyer:		If to Seller:

Rover Resources, Inc.		Eternal Energy Corp.
Suite 302, 1620 West 8th Avenue		2549 West Main Street, Suite 202
Vancouver, British Columbia		Littleton, Colorado
V6J 1V4		80120
Facsimile:	604.639.4458	Facsimile:	303.798.5767
Attn:	Gerry Shields	Attn:	Brad Colby
	President		Chief Executive Officer

18.           Non-Assignable: This Agreement is not assignable by either party.

19.           Inurement:  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, receivers, receiver-managers and trustees.

20.           Headings:  The headings utilized in this Agreement are inserted for convenience of reference only and shall not affect the construction of the provisions hereof.

21.           Gender and Number:  This Agreement shall be read with all changes in gender and number as may be required by the context.

22.           Conflict:  Wherever any provision, whether express or implied, of any schedule conflicts or is at variance with any provision of the main body of this Agreement, the provision in the main body shall prevail. Wherever any provision, whether express or implied, of this Agreement conflicts or is at variance with any documentation issued in furtherance thereof, the provision of this Agreement shall prevail.

23.           Weekend or Holiday Dates:  If any date for the payment of monies or the fulfillment of an obligation or any other stipulated deadline falls on a Saturday, Sunday or statutory holiday, such date will be postponed to the next following business day unless the parties expressly agree to the contrary.

24.           Governing Law/Courts:  This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the State of Colorado and shall, in every regard, be treated as a contract made in the State of Colorado.  To the extent that the location of the Leases in the State of North Dakota requires the application of the laws in force in the State of North Dakota, such laws shall be adduced as evidence in the Colorado courts having jurisdiction in respect of a dispute arising hereunder.

25.           Invalidity of Provisions:  If any provision of this Agreement or the application thereof to any party or circumstance shall to any extent be held invalid, illegal or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, the application of such provision to parties or circumstances other than those to which it is held invalid, illegal or unenforceable or the validity, legality or enforceability of such provision in any other jurisdiction shall not in any way be affected or impaired thereby and such provision shall be severable from this Agreement to the extent of such invalidity, illegality or unenforceability.

26.           Negotiated Transaction:  The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provision of this Agreement.

27.           Further Assurances, Intent:  It is Seller's intent to convey to Buyer 100% of Seller's right, title, estate and interest in the Assets, legal, beneficial or equitable. In this regard, Seller agrees to execute and deliver to Buyer all such instruments, conveyances and other documents and do such other acts not inconsistent with the terms of this Agreement as may be necessary or advisable to carry out Seller's intent as stated herein.

28.           Amendment of the Existing JOA:  On Closing, the parties shall enter into an agreement amending the Existing JOA by replacing Exhibit “A” and Exhibit “A-4” attached to and forming part of the Existing JOA with the new exhibits attached to this Agreement and marked as Exhibit “A” and Exhibit “A-4” minus the Leases (the foregoing to set out the legal descriptions and other information respecting the lands which will be subject to the Existing JOA post-Closing).  Upon execution and delivery of the agreement amending the Existing JOA, Exhibit “A” and Exhibit “A-4” attached hereto (minus the Leases) shall replace and supersede the original Exhibits “A” and “A-4” attached to the Existing JOA and there shall be no further area of mutual interest as originally provided in the Existing JOA.

29.           Termination of the Letter Agreement dated October 26, 2006:  As a condition to Closing, the parties agree to execute and deliver a termination agreement ("Termination Agreement") in respect of the Letter Agreement dated October 26, 2006 among Seller, Buyer, 0770890 B.C. Ltd. (now Pebble Petroleum Inc. by name change), Fairway Exploration LLC and Prospector Oil, Inc.

30.           Complete Agreement:  This Agreement constitutes the complete agreement between the parties regarding the purchase and sale of the Assets and shall supercede all prior agreements between the parties in relation thereto, whether written or oral. In addition, Seller acknowledges and agrees that this Agreement and the agreement providing for the Royalty Sale supercede and replace that certain Letter Agreement dated November 25, 2009 between Ryland and Seller, and the Lock Up Agreements executed in conjunction therewith by the officers and directors of Seller pursuant to which Buyer was going to acquire all of the issued and outstanding shares of common stock of Seller.

31.           Counterpart Execution/Delivery:  This Agreement may be executed in one or more counterparts, each of which shall be considered an original but all of which together shall constitute one and the same instrument. In addition, facsimile or scanned email copies of executed counterparts shall be conclusively regarded for all purposes as originally executed counterparts pending the delivery of the originals.

This Purchase and Sale Agreement executed this 26th day of March, 2010.

SELLER:		BUYER:

Eternal Energy Corp.		Rover Resources, Inc.

Per:	/s/ Bradley M. Colby	Per:	/s/ Gerald J. Shields
	Bradley M. Colby		Gerald J. Shields
	Chief Executive Officer		President